A special meeting of the fund's shareholders was held on May 14, 2008. The results of votes taken among shareholders on the proposals before them are reported below. Each vote reported represents one dollar of net asset value held on the record date for the meeting.

PROPOSAL 1
To elect a Board of Trustees.A
	# of Votes	% of Votes
James C. Curvey
Affirmative	39,846,222,733.67	95.475
Withheld	1,888,670,465.66	4.525
TOTAL	41,734,893,199.33	100.000
Dennis J. Dirks
Affirmative	39,979,631,301.91	95.794
Withheld	1,755,261,897.42	4.206
TOTAL	41,734,893,199.33	100.000
Edward C. Johnson 3d
Affirmative	39,780,037,081.16	95.316
Withheld	1,954,856,118.17	4.684
TOTAL	41,734,893,199.33	100.000
Alan J. Lacy
Affirmative	39,956,311,889.69	95.738
Withheld	1,778,581,309.64	4.262
TOTAL	41,734,893,199.33	100.000
Ned C. Lautenbach
Affirmative	39,953,914,015.23	95.733
Withheld	1,780,979,184.10	4.267
TOTAL	41,734,893,199.33	100.000
Joseph Mauriello
Affirmative	39,950,443,870.38	95.724
Withheld	1,784,449,328.95	4.276
TOTAL	41,734,893,199.33	100.000
Cornelia M. Small
Affirmative	39,962,184,213.65	95.752
Withheld	1,772,708,985.68	4.248
TOTAL	41,734,893,199.33	100.000
William S. Stavropoulos
Affirmative	39,840,021,047.17	95.460
Withheld	1,894,872,152.16	4.540
TOTAL	41,734,893,199.33	100.000
David M. Thomas
Affirmative	39,964,931,571.22	95.759
Withheld	1,769,961,628.11	4.241
TOTAL	41,734,893,199.33	100.000
Michael E. Wiley
Affirmative	39,953,080,715.70	95.731
Withheld	1,781,812,483.63	4.269
TOTAL	41,734,893,199.33	100.000
PROPOSAL 2
To amend the Declaration of Trust to reduce the required quorum for future shareholder meetings.A
Affirmative	27,037,561,266.55	64.784
Against	7,285,785,439.60	17.457
Abstain	1,777,270,912.26	4.259
Broker Non-Votes	5,634,275,580.92	13.500
TOTAL	41,734,893,199.33	100.000
PROPOSAL 3

A shareholder proposal concerning "oversight procedures to screen out investments in companies that, in the judgement of the Board, substantially contribute to genocide, patterns of extraordinary and egregious violations of human rights, or crimes against humanity."

The fund did not achieve quorum with respect to this proposal, and therefore no action was taken at the meeting and subsequent adjournments. Because sufficient votes in favor of the proposal were not received, on June 18, 2008, the proxies in their discretion determined not to adjourn the meeting further on this item.

A Denotes trust-wide proposal and voting results.